Exhibit 3.1

TVI CORPORATION

ARTICLES SUPPLEMENTARY

TVI CORPORATION, a Maryland corporation (the “Corporation”), having its principal office in Prince George’s County, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board of Directors”), at a duly called meeting held on August 29, 2007, adopted resolutions to provide that the Corporation elects to be subject to all of the provisions of Title 3, Subtitle 8 of the MGCL (i.e., Sections 3-801 through 3-805 of the MGCL).

SECOND: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Assistant Secretary on this 3rd day of September, 2007.

TVI CORPORATION

By:	/s/ Harley A. Hughes	(SEAL)
Harley A. Hughes
President and Chief Executive Officer

ATTEST:

By:	/s/ Sherri Voelkel
Sherri Voelkel
Assistant Secretary